UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                              Washington, D.C.

                                SCHEDULE 13G

                 UNDER THE SECURITIES EXCHANGE ACT OF 1934
                             (AMENDMENT _____)[1]

                       WESTLAKE CHEMICAL CORPORATION
-------------------------------------------------------------------------------
                              (Name of Issuer)

                                COMMON STOCK
-------------------------------------------------------------------------------
                       (Title of Class of Securities)

                                960413 10 2
                  ----------------------------------------
                               (CUSIP Number)

                             DECEMBER 31, 2004
                  ----------------------------------------
          (Date of Event Which Requires Filing of this Statement)

       Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

           |_|  Rule 13d-1(b)
           |_|  Rule 13d-1(c)
           |X|  Rule 13d-1(d)

       [1] The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

       The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934, as amended (the "Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                SCHEDULE 13G

CUSIP NO.   960413 10 2                               PAGE   2  OF  12 PAGES

    1   NAME OF REPORTING PERSON
        /I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
           TTWF LP

    2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a)   |X|
                                                                      (b)   |_|

    3   SEC USE ONLY

    4   CITIZENSHIP OR PLACE OF ORGANIZATION
           DELAWARE

                5  SOLE VOTING POWER

   NUMBER OF
                      -0-
     SHARES
                6  SHARED VOTING POWER
  BENEFICIALLY

    OWNED BY          51,505,277

      EACH      7  SOLE DISPOSITIVE POWER

   REPORTING
                      -0-
     PERSON
                8  SHARED DISPOSITIVE POWER
      WITH

                      51,505,277

    9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           51,505,277

   10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
        SHARES*                                                             |_|

   11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
           79.4%

   12   TYPE OF REPORTING PERSON*
           PN

                                SCHEDULE 13G

CUSIP NO.   960413 10 2                               PAGE   3  OF  12 PAGES

    1   NAME OF REPORTING PERSON
        /I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
           TTWFGP LLC

    2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a)   |X|
                                                                      (b)   |_|

    3   SEC USE ONLY

    4   CITIZENSHIP OR PLACE OF ORGANIZATION
           DELAWARE

                5  SOLE VOTING POWER

   NUMBER OF
                      -0-
     SHARES
                6  SHARED VOTING POWER
  BENEFICIALLY

    OWNED BY          51,505,277

      EACH      7  SOLE DISPOSITIVE POWER

   REPORTING
                      -0-
     PERSON
                8  SHARED DISPOSITIVE POWER
      WITH

                      51,505,277

    9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           51,505,277

   10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
        SHARES*                                                             |_|

   11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
           79.4%

   12   TYPE OF REPORTING PERSON*
           PN

                                SCHEDULE 13G

CUSIP NO.   960413 10 2                               PAGE   4  OF  12 PAGES

    1   NAME OF REPORTING PERSON
        /I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
           JAMES CHAO

    2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a)   |X|
                                                                      (b)   |_|

    3   SEC USE ONLY

    4   CITIZENSHIP OR PLACE OF ORGANIZATION
           UNITED STATES

                5  SOLE VOTING POWER

   NUMBER OF
                      20,100
     SHARES
                6  SHARED VOTING POWER
  BENEFICIALLY

    OWNED BY          51,505,277

      EACH      7  SOLE DISPOSITIVE POWER

   REPORTING
                      20,100
     PERSON
                8  SHARED DISPOSITIVE POWER
      WITH

                      51,505,277

    9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           51,525,377 (SEE ITEM 4)

   10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
        SHARES*                                                             |X|

   11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
           79.4%

   12   TYPE OF REPORTING PERSON*
           IN

                                SCHEDULE 13G

CUSIP NO.   960413 10 2                               PAGE   5  OF  12 PAGES

    1   NAME OF REPORTING PERSON
        /I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
           DOROTHY C. JENKINS

    2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a)   |X|
                                                                      (b)   |_|

    3   SEC USE ONLY

    4   CITIZENSHIP OR PLACE OF ORGANIZATION
           UNITED STATES

                5  SOLE VOTING POWER

   NUMBER OF
                      5,000
     SHARES
                6  SHARED VOTING POWER
  BENEFICIALLY

    OWNED BY          51,505,277

      EACH      7  SOLE DISPOSITIVE POWER

   REPORTING
                      5,000
     PERSON
                8  SHARED DISPOSITIVE POWER
      WITH

                      51,505,277

    9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           51,505,277 (SEE ITEM 4)

   10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
        SHARES*                                                             |X|

   11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
           79.4%

   12   TYPE OF REPORTING PERSON*
           IN

                                SCHEDULE 13G

CUSIP NO.   960413 10 2                               PAGE   6  OF  12 PAGES

    1   NAME OF REPORTING PERSON
        /I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
           ALBERT CHAO

    2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a)   |X|
                                                                      (b)   |_|

    3   SEC USE ONLY

    4   CITIZENSHIP OR PLACE OF ORGANIZATION
           UNITED STATES

                5  SOLE VOTING POWER

   NUMBER OF
                      700
     SHARES
                6  SHARED VOTING POWER
  BENEFICIALLY

    OWNED BY          51,505,277

      EACH      7  SOLE DISPOSITIVE POWER

   REPORTING
                      700
     PERSON
                8  SHARED DISPOSITIVE POWER
      WITH

                      51,505,277

    9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           51,505,277 (SEE ITEM 4)

   10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
        SHARES*                                                             |X|

   11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
           79.4%

   12   TYPE OF REPORTING PERSON*
           IN

Item 1.

   (a)  NAME OF ISSUER:

        Westlake Chemical Corporation

   (b)  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

        2801 Post Oak Boulevard
        Houston, Texas  77056

Item 2.

(a)   NAME OF PERSON FILING:

      This Statement is being filed by and on behalf of TTWF LP ("TTWF"), TTWFGP LLC ("TTWFGP"), James Chao ("James Chao"), Dorothy C. Jenkins ("Dorothy Jenkins") and Albert Chao ("Albert Chao" and, together with TTWF, TTWFGP, James Chao and Dorothy Jenkins, the "Reporting Persons"). TTWF is the holder of record of 51,505,277 shares of common stock of Westlake Chemical Corporation. Two trusts for the benefit of the members of the Chao family, including James Chao, Dorothy Jenkins and Albert Chao, are the managers of TTWFGP, which is the general partner of TTWF. The limited partners of TTWF are five trusts principally for the benefit of members of the Chao family, including James Chao, Dorothy Jenkins and Albert Chao and two corporations owned, indirectly or directly, by certain of these trusts and by other entities owned by members of the Chao family, including James Chao, Dorothy Jenkins and Albert Chao. James Chao, Dorothy Jenkins, Albert Chao, TTWF and TTWFGP share voting and dispositive power with respect to the shares beneficially owned by TTWF. James Chao, Dorothy Jenkins and Albert Chao disclaim beneficial ownership of the 51,505,277 shares held by TTWF except to the extent of their respective pecuniary interest therein.

(b)   ADDRESS OF PRINCIPAL BUSINESS OFFICE:

      The business address of each of the Reporting Persons is c/o Westlake Chemical Corporation, 2801 Post Oak Boulevard, Houston, Texas, 77056.

(c)   CITIZENSHIP:

      TTWF is a Delaware limited partnership. TTWFGP is a Delaware limited liability company. James Chao is a citizen of the United States. Dorothy C. Jenkins is a citizen of the United States. Albert Chao is a citizen of the United States.

(d)   TITLE OF CLASS OF SECURITIES:

      Common Stock, par value $1.00 per share.

(e)   CUSIP NUMBER:  960413 10 2


Item 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b), OR 13-2(b), CHECK WHETHER THE PERSON FILING IS A:

   (a)  [  ]    Broker or Dealer registered under Section 15 of the Act (15
                U.S.C. 78o);

   (b) [  ]     Bank as defined in Section 3(a)(6) of the Act (15 U.S.C.
                78c);

   (c) [  ]     Insurance Company as defined in Section 3(a)(19) of the Act
                (15 U.S.C. 78c);

   (d) [  ]     Investment Company registered under Section 8 of the
                Investment Company Act (15 U.S.C. 80a-8);

   (e) [  ]     An investment advisor in accordance with Section
                240.13d-1(b)(1)(ii)(E);

   (f) [  ]     An employee benefit plan or endowment fund in accordance
                with Section 240.13d-1(b)(1)(ii)(F);

   (g) [  ]     A parent holding company or control person, in accordance
                with Section 240.13d-1(b)(1)(ii)(G);

   (h) [  ]     A savings association as defined in Section 3(b) of the
                Federal Deposit Insurance Act (12 U.S.C. 1813);

   (i) [  ]     A church plan that is excluded from the definition of an
                investment company under Section 3(c)(14) of the Investment
                Company Act of 1940 (15 U.S.C. 80a-3);

   (j) [  ]     Group, in accordance with Section 240.13d-1(b)(1)(ii)(H)

If this statement is filed pursuant to ss. 240.13d-1(c), check this box.  |_|

Item 4.    OWNERSHIP:

           The percentages set forth in this Item 4 are based on there being 64,896,429 shares of Common Stock outstanding as of December 31, 2004.

   TTWF
   ----

   (a)  AMOUNT BENEFICIALLY OWNED:  51,505,277

   (b)  PERCENT OF CLASS:  79.4%

   (c)  NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

        (i)      sole power to vote or to direct the vote:  -0-

        (ii)     shared power to vote or to direct the vote:  51,505,277

        (iii)    sole power to dispose or to direct the disposition of:  -0-

        (iv)     shared power to dispose or to direct the disposition of:
                 51,505,277

   TTWFGP
   ------

   (a)  AMOUNT BENEFICIALLY OWNED:  51,505,277

   (b)  PERCENT OF CLASS:  79.4%

   (c)  NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

        (i)      sole power to vote or to direct the vote:  -0-

        (ii)     shared power to vote or to direct the vote:  51,505,277

        (iii)    sole power to dispose or to direct the disposition of:  -0-

        (iv)     shared power to dispose or to direct the disposition of:
                 51,505,277

   James Chao
   ----------

   (a)  AMOUNT BENEFICIALLY OWNED:  51,525,377[1]

   (b)  PERCENT OF CLASS:  79.4%

   (c)  NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

        (i)      sole power to vote or to direct the vote:  20,100

        (ii)     shared power to vote or to direct the vote:  51,505,277

        (iii)    sole power to dispose or to direct the disposition of:  20,100

        (iv)     shared power to dispose or to direct the disposition of:
                 51,505,277

   Dorothy C. Jenkins
   ------------------

   (a)  AMOUNT BENEFICIALLY OWNED:  51,510,277[2]

   (b)  PERCENT OF CLASS:  79.4%

   (c)  NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

        (i)      sole power to vote or to direct the vote: 5,000

        (ii)     shared power to vote or to direct the vote:  51,505,277

        (iii)    sole power to dispose or to direct the disposition of:  5,000

        (iv)     shared power to dispose or to direct the disposition of:
                 51,505,277

--------
1 James Chao disclaims beneficial ownership of shares over which his mother, with whom he shares a household, has sole voting and dispositive power. James Chao also disclaims beneficial ownership of shares over which his brother, Albert Chao, with whom he shares a household, has sole voting and dispositive power. James Chao also disclaims beneficial ownership over the 51,505,277 shares held by TTWF, except to the extent of his pecuniary interest therein.

2 Dorothy Jenkins disclaims beneficial ownership over the 51,505,277 shares held by TTWF, except to the extent of her pecuniary interest therein.

   Albert Chao
   -----------

   (a)  AMOUNT BENEFICIALLY OWNED:  51,505,977[3]

   (b)  PERCENT OF CLASS:  79.4%

   (c)  NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

        (i)      sole power to vote or to direct the vote:  700

        (ii)     shared power to vote or to direct the vote:  51,505,277

        (iii)    sole power to dispose or to direct the disposition of:  700

        (iv)     shared power to dispose or to direct the disposition of:
                 51,505,277

Item 5.    OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: |_|

--------
3 Albert Chao disclaims beneficial ownership of shares over which his mother, with whom he shares a household, has sole voting and dispositive power. Albert Chao also disclaims beneficial ownership of shares over which his brother, James Chao, with whom he shares a household, has sole voting and dispositive power. Albert Chao also disclaims beneficial ownership over the 51,505,277 shares held by TTWF, except to the extent of his pecuniary interest therein.

Item 6.    OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

           Not applicable.

Item 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING
           COMPANY:

           Not applicable.

Item 8.    IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

           Not applicable.

Item 9.    NOTICES OF DISSOLUTION OF GROUP:

           Not applicable.

Item 10.   CERTIFICATION:

           Not applicable.

                               SIGNATURE PAGE
                               --------------

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 14, 2005

                               TTWF LP

                                    By:   TTWFGP LLC,
                                          its General Partner

                                    By:   /s/  Albert Chao
                                       --------------------------------
                                    Name:  Albert Chao

                                    Title:  Authorized Representative

                                    By:   /s/  James Chao
                                       --------------------------------
                                    Name:  James Chao

                                    Title:  Authorized Representative

                               TTWFGP LLC

                                    By:   /s/  Albert Chao
                                       --------------------------------
                                    Name:  Albert Chao

                                    Title:  Authorized Representative

                                    By:   /s/  James Chao
                                       --------------------------------
                                    Name:  James Chao

                                    Title:  Authorized Representative

                               /s/ James Chao
                               --------------------------------
                               James Chao

                               /s/  Dorothy C. Jenkins
                               --------------------------------
                               Dorothy C. Jenkins

                               /s/  Albert Chao
                               --------------------------------
                               Albert Chao

                                 EXHIBIT A
                                 ---------

                           JOINT FILING AGREEMENT
                           ----------------------

The undersigned agree that the foregoing Statement on Schedule 13G (including any and all amendments thereto) is being filed with the Securities and Exchange Commission on behalf of each of the undersigned pursuant to Rule 13d-1(k) under the Act and further agree that this Joint Filing Agreement be included as an Exhibit to such joint filings.

Dated:     February 14, 2005

                               TTWF LP

                                    By:   TTWFGP LLC,
                                          its General Partner

                                    By:   /s/  Albert Chao
                                       --------------------------------
                                    Name:  Albert Chao

                                    Title:  Authorized Representative

                                    By:   /s/  James Chao
                                       --------------------------------
                                    Name:  James Chao

                                    Title:  Authorized Representative

                               TTWFGP LLC

                                    By:   /s/  Albert Chao
                                       --------------------------------
                                    Name:  Albert Chao

                                    Title:  Authorized Representative

                                    By:   /s/  James Chao
                                       --------------------------------
                                    Name:  James Chao

                                    Title:  Authorized Representative

                               /s/  James Chao
                               --------------------------------
                               James Chao

                               /s/  Dorothy C. Jenkins
                               --------------------------------
                               Dorothy C. Jenkins

                               /s/  Albert Chao
                               --------------------------------
                               Albert Chao